Exhibit 99

For immediate release:	Media Contact:
September 30, 2008	Liz Power
(860) 732-4987
Investor Contact:
Jennifer Davis
(212) 733-0718

PFIZER SHOWS ACCELERATING PIPELINE WITH SIGNIFICANT GROWTH IN LATE-STAGE CLINICAL DEVELOPMENT
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Phase 3 Cohort Now Includes 25 Programs; Additions in Key Disease Areas Including Cancer and Heart Disease

NEW YORK, NY, September 30 -- Pfizer Inc today provided the latest update to its development pipeline, showing significant progress in achieving the company's growth, productivity and performance goals.

The pipeline now includes 114 programs, from Phase 1 through Registration. The number in late-stage (Phase 3) development has grown from 16 to 25 over the past six months.

In total, 31 programs advanced to the next stage of development; 13 were discontinued; and one was withdrawn from registration. The majority (19) of the advances were in Pfizer's identified high-potential disease areas, including oncology, pain, inflammation, diabetes, Alzheimer's disease and schizophrenia.

"We are making significant operational improvements and driving our strategies to accelerate development, refocus investments and further improve execution, including trial design and cycle times," said Martin Mackay, President of Pfizer Global Research & Development. "We are investing in the most promising disease areas, where there is strong unmet medical need, favorable markets and an opportunity to advance medical science."

Pfizer's pipeline acceleration is ahead of projections given to investors in March 2008. At that time, the company announced the goal to grow its Phase 3 pipeline to at least 24 - and as many as 28 new molecular entities or new indications - by December 2009. The company is targeting 15-20 regulatory submissions in the period 2010-2012.

The company is vigorously driving its biotechnology investments and has 16 biotherapeutics in development, including CP-751871, a fully humanized monoclonal antibody which works against the Insulin-like Growth Factor 1 (IGF1-R). CP-751871 recently began Phase 3 testing against non-small-cell lung cancer, the leading cause of cancer death in the U.S.

The company has seven other cancer programs in Phase 3, including two potential new indications for Sutent in hepatocellular and prostate cancer. Sutent is taken orally and is a highly selective, multi-targeted tyrosine kinase inhibitor that starves tumors of blood and nutrients needed for growth and simultaneously kills cancer cells that make up tumors. It is also being tested in Phase 3 against breast, lung, and colorectal cancers.

Also advancing to Phase 3 is a potential new renal cell carcinoma indication for axitinib. This is an oral, selective inhibitor of VEGFR (vascular endothelial growth factor receptors 1, 2 and 3), which has been shown to induce tumor regression.
Pfizer's updated pipeline is posted at www.pfizer.com and shows each compound name with the relevant disease area. The mechanism of action is also shown for late-stage programs.

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DISCLOSURE NOTICE: The information contained in this release is as of September 30, 2008. Pfizer assumes no obligation to update any forward-looking statements contained in this release as the result of new information or future events or developments.

This release contains forward-looking information about various products in development and potential additional indications for certain in-line products, including their potential benefits, and about Pfizer's Phase 3 pipeline and planned regulatory submissions, that involves substantial risks and uncertainties. Such risks and uncertainties include, among other things, the uncertainties inherent in research and development; decisions by regulatory authorities regarding whether and when to approve any drug applications and supplemental drug applications that have been or may be filed for any such products in development and additional indications, as well as their decisions regarding labeling and other matters that could affect the availability or commercial potential of such products and such additional indications; and competitive developments.

A further description of risks and uncertainties can be found in Pfizer's Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and in its reports on Form 10-Q and Form 8-K.